205 DATURA STREET
                                                      WEST PALM BEACH, FL 33401
                                                      (561) 803-9900
PRESS RELEASE
FOR IMMEDIATE RELEASE


                Fidelity Bankshares, Inc. Announces Completion of
                Public Offering of 1.15M Shares of Common Stock

West Palm Beach,  FL, December 21, 2004 -- Fidelity  Bankshares,  Inc.  (Nasdaq:
FFFL) announced today that its secondary offering of 1 million shares of common stock, together with 150,000 shares under option as an over-allotment, closed today. The underwriter's over-allotment option was exercised on Friday, December 17, 2004, two days following the pricing of the 1 million-share offering. The public offering was priced at $40.25 per share.

Net proceeds to the company were $44 million, including proceeds from the exercise of the underwriter's over-allotment option. Net proceeds will be used for general corporate purposes including continued expansion and balance sheet growth together with opening new branches.

Keefe, Bruyette & Woods Inc. acted as lead manager, and Ryan, Beck & Co. and Janney, Montgomery and Scott LLC acted as co-managers.

Fidelity Bankshares, Inc., through its subsidiary Fidelity Federal Bank & Trust, has assets of $3.44 billion and deposits of $2.69 billion and operates in Florida through 43 offices in Palm Beach, Martin, Indian River and St. Lucie counties.

An investment profile on Fidelity Bankshares may be found on the website http://www.hawkassociates.com/fffl/profile.htm.

For more information, contact Chairman and CEO Vince A. Elhilow or Chief Financial Officer Richard D. Aldred at (561) 803-9900, or Frank Hawkins or Julie Marshall, Hawk Associates, Inc., at (305) 852-2383, e-mail: info@hawkassociates.com. Information about Fidelity Bankshares, Inc. can be found on the website http://www.fidelityfederal.com. Copies of Fidelity Bankshares press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.hawkassociates.com.

Forward-Looking Statements: When used in this report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.